EXHIBIT 99



                JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES RESULTS

Mifflintown, PA - Francis J. Evanitsky, President & CEO of The Juniata Valley Bank (OTC-BB: JUVF.OB), recently announced the operating results for the nine-month period ending September 30, 2003. Year to date earnings have increased 8.21% over last year. JVFC has shown net income of $4.180 million for the first nine months of 2003 compared to $3.863 million for the first nine months of 2002.

On a per share basis, earnings increased by 10.30% from $1.65 per share for the first nine months of 2002 to $1.82 per share for the first nine months of 2003.

Deposits have increased to $334.814 million as of September 30, 2003. Despite an uncertain economy, the Bank has been able to establish a record level of $244.339 million of net loans outstanding as of September 30, 2003. In addition, total assets have now reached $392.677 million.

Evanitsky stated "The improvement in net interest income and the substantial growth in non-interest revenue have contributed significantly to our performance for the first nine months of 2003."

The Juniata Valley Bank was chartered in 1867 and has twelve banking offices serving Juniata, Mifflin, Perry and Huntingdon Counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.